UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive

San Marcos, California 92078

(Address of principal executive offices)

1999 Omnibus Equity Incentive Plan

1999 Employee Stock Purchase Plan

(Full title of the plan)

John R. Reaves, Jr.

Chief Financial Officer

Natural Alternatives International, Inc.

1185 Linda Vista Drive

San Marcos, California 92078

(760) 744-7340

(Name, address and telephone number, including area code, of agent for service)

Copy to:

David A. Fisher, Esq.

Fisher Thurber LLP

4225 Executive Square, Suite 1600

La Jolla, CA 92037

(858) 535-9400

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
1999 Omnibus Equity Incentive Plan, Common Stock, $0.01 par value per share	100,000	$ 9.28	$ 928,000	$ 99.30
1999 Employee Stock Purchase Plan, Common Stock, $0.01 par value per share	25,000	$ 7.89	$ 197,250	$ 21.11

(1)	Includes 100,000 shares issuable pursuant to the grant or exercise of awards under the Natural Alternatives International, Inc. (“NAI”) 1999 Omnibus Equity Incentive Plan, and 25,000 shares issuable pursuant to the purchase of shares under the NAI 1999 Employee Stock Purchase Plan. This registration statement also covers such indeterminate number of additional shares of NAI common stock as may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction under the adjustment and anti-dilution provisions of such plans, in accordance with Rule 416 under the Securities Act of 1933, as amended (“1933 Act”).
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the 1933 Act, based on the average of the high and low prices of NAI’s common stock reported on the Nasdaq Global Market on January 18, 2007. The 1999 Employee Stock Purchase Plan establishes a purchase price equal to 85% of the fair market value of NAI’s common stock and, therefore, the price of the shares under such plan is based on 85% of the average of the high and low prices of NAI’s common stock reported on the Nasdaq Global Market on January 18, 2007.

EXPLANATORY NOTE

Natural Alternatives International, Inc. (“NAI”) is filing this registration statement on Form S-8 to register 100,000 additional shares of NAI’s common stock authorized for issuance under NAI’s 1999 Omnibus Equity Incentive Plan (the “1999 Incentive Plan”), and 25,000 additional shares of NAI’s common stock authorized for issuance under NAI’s 1999 Employee Stock Purchase Plan (the “1999 Purchase Plan”). In accordance with General Instruction E of Form S-8, NAI incorporates by reference into this registration statement on Form S-8 the contents of its registration statement on Form S-8 filed with the United States Securities and Exchange Commission (“SEC”) on February 21, 2006 (File No. 333-131968), except that certain provisions contained in Part II of such prior registration statement on Form S-8 are modified as set forth in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

NAI incorporates by reference into this registration statement the documents listed below, which NAI has already filed with the SEC, and any other documents subsequently filed by NAI under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information in those documents that is deemed by the rules of the SEC to be furnished but not filed, before the filing of a post-effective amendment that indicates all securities offered herein have been sold or that deregisters all securities covered by this registration statement then remaining unsold:

(a)	NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (which incorporates by reference certain portions of NAI’s Proxy Statement for its Annual Meeting of Stockholders held on December 1, 2006), filed with the SEC on September 18, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b)	NAI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the SEC on November 1, 2006;

(c)	NAI’s Current Reports on Form 8-K, filed with the SEC on July 6, 2006 and November 21, 2006; and

(d)	The description of NAI’s common stock contained in NAI’s registration statement on Form S-1, filed with the SEC on March 31, 1994 (SEC File No. 33-44292), including all amendments or reports filed for the purpose of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel

The law firm of Fisher Thurber LLP, 4225 Executive Square, Suite 1600, La Jolla, California, 92037, has rendered an opinion to NAI that the shares included in this registration statement will, when issued and sold in accordance with the terms of the 1999 Incentive Plan or the 1999 Purchase Plan, as applicable, be legally issued, fully paid and non-assessable. A partner in Fisher Thurber LLP who has provided advice with respect to this matter holds an option to buy 15,000 shares of NAI’s common stock at an exercise price of $6.65.

Item 8. Exhibits

The following exhibit index shows those exhibits filed with this registration statement and those incorporated by reference:

EXHIBIT INDEX

Exhibit Number	Description	Incorporated By Reference To
4.1	Amended and Restated Certificate of Incorporation of Natural Alternatives International, Inc. filed with the Delaware Secretary of State on January 14, 2005	Exhibit 3(i) of NAI’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2004, filed with the commission on February 14, 2005

4.2	By-laws of Natural Alternatives International, Inc. dated as of December 21, 1990	NAI’s Registration Statement on Form S-1 (File No. 33-44292) filed with the commission on December 21, 1992

4.3	Form of NAI’s Common Stock Certificate	Exhibit 4(i) of NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the commission on September 8, 2005

5	Opinion of Fisher Thurber LLP	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Fisher Thurber LLP	Filed herewith (included in Exhibit 5)

99.1	1999 Omnibus Equity Incentive Plan as adopted effective May 10, 1999, amended effective January 30, 2004, and further amended effective December 3, 2004	Exhibit 10.1 of NAI’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2004, filed with the commission on February 14, 2005

99.2	1999 Employee Stock Purchase Plan as adopted effective October 18, 1999	Exhibit B of NAI’s definitive Proxy Statement filed with the commission on October 21, 1999

Item 9. Undertakings

(a)	NAI hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by NAI pursuant to Section 13 or Section 15(d) of Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) NAI hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of NAI’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of NAI, NAI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NAI of expenses incurred or paid by a director, officer or controlling person of NAI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NAI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of California, on January 19, 2007.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/ Mark A. LeDoux
Mark A. LeDoux, Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Mark A. LeDoux	Chief Executive Officer and Chairman of the Board of Directors	January 19, 2007
(Mark A. LeDoux)	(principal executive officer)

/s/ John R. Reaves	Chief Financial Officer	January 19, 2007
(John R. Reaves)	(principal financial and accounting officer)

/s/ Joe E. Davis
(Joe E. Davis)	Director	January 19, 2007

/s/ Allan G. Dunn
(Allan G. Dunn)	Director	January 19, 2007

/s/ Alan Lane
(Alan Lane)	Director	January 19, 2007

/s/ Lee G. Weldon
(Lee G. Weldon)	Director	January 19, 2007